                           SCHEDULE 14A INFORMATION

                   Proxy Statement Pursuant to Section 14(a)
                    of the Securities Exchange Act of 1934
                               (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

   [X] Preliminary Proxy Statement
   [_] Confidential, for Use of the Commission Only (as permitted by Rule
       14a-6(e)(2))
   [_] Definitive Proxy Statement
   [_] Definitive Additional Materials
   [_] Soliciting Material Pursuant to (S) 240.14a-12

                              ACTUANT CORPORATION
               (Name of Registrant as Specified in Its Charter)

--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required
[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11

      (1) Title of each class of securities to which transaction applies:
      (2) Aggregate number of securities to which transaction applies:
      (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
      (4) Proposed maximum aggregate value of transaction:
      (5) Total fee paid:

   [_] Fee paid previously with preliminary materials

   [_] Check box if any part of the fee is offset as provided by Exchange Act
       Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

      (1) Amount Previously Paid:
      (2) Form, Schedule or Registration Statement No.:
      (3) Filing Party:
      (4) Date Filed:

                                    [Graphic]

                                    Actuant

                              ACTUANT CORPORATION
                             6100 North Baker Road
                           GLENDALE, WISCONSIN 53209
                                (414) 352-4160

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To the Shareholders of
  ACTUANT CORPORATION:

   Notice is hereby given that the Annual Meeting of Shareholders of ACTUANT CORPORATION, a Wisconsin corporation, will be held at the offices of the Company, 6100 Baker Road, Glendale, Wisconsin, on Friday, January 10, 2003, at 1:00 p.m., Central Time, for the following purposes:

    1. To elect a Board of seven directors;

    2. To consider and vote upon the Actuant Corporation 2002 Stock Plan;

    3. To consider and vote upon a proposal to amend the Company's Outside Directors' Stock Option Plan to increase the number of shares available for issuance under the plan;

    4. To consider and vote upon a proposal to amend the Company's Restated Articles of Incorporation to increase the number of authorized shares of Class A Common Stock; and

    5. To transact such other business as may properly come before the Meeting or any adjournment thereof;

all as set forth in the accompanying Proxy Statement.

   The Board of Directors has fixed the close of business on November 18, 2002 as the record date for the determination of shareholders entitled to receive notice of and to vote at the Meeting or any adjournment thereof.

   Whether or not you expect to attend the Meeting, please mark, sign, date and return the enclosed proxy promptly in the accompanying envelope, which requires no postage if mailed in the United States. It is important that your shares be represented at the Meeting, whether your holdings are large or small. If for any reason you should desire to revoke your proxy, you may do so at any time before it is voted.

                                          By Order of the Board of Directors,

                                          ROBERT C. ARZBAECHER
                                          Chairman of the Board

   Milwaukee, Wisconsin
   December 3, 2002

                                    [Graphic]

                                    Actuant

                              ACTUANT CORPORATION
                             6100 North Baker Road
                           GLENDALE, WISCONSIN 53209
                                (414) 352-4160

                                PROXY STATEMENT

                               -----------------

     This Proxy Statement and accompanying proxy are being first mailed to shareholders on or about December 3, 2002

                               -----------------

   This Proxy Statement and accompanying proxy are furnished to the shareholders of Actuant Corporation (the "Company") in connection with the solicitation of proxies by the Board of Directors of the Company for use at the Annual Meeting of Shareholders on Friday, January 10, 2003, and at any adjournment thereof. Accompanying this Proxy Statement is a Notice of Annual Meeting of Shareholders and a form of proxy for such Meeting. The Company's Annual Report on Form 10-K for the year ended August 31, 2002, which constitutes the 2002 Annual Report to Shareholders and accompanies this Proxy Statement, contains financial statements and certain other information concerning the Company. The financial statements contained in the Annual Report, as well as the matters under the headings "Item 7--Management's Discussion and Analysis of Financial Condition and Results of Operations", "Item 7A--Quantitative and Qualitative Disclosures About Market Risk", "Item 8--Financial Statements and Supplementary Data" and "Executive Officers of the Registrant" are incorporated by reference into this Proxy Statement.

   A proxy may be revoked, prior to its exercise, by executing and delivering a later dated proxy, by delivering written notice of the revocation of the proxy to the Corporate Secretary prior to the Meeting, or by attending and voting at the Meeting. Attendance at the Meeting, in and of itself, will not constitute a revocation of a proxy. Unless previously revoked, the shares represented by all properly executed proxies received in time for the Meeting will be voted in accordance with the shareholder's directions. If no directions are specified on a duly submitted proxy, the shares will be voted, in accordance with the recommendations of the Board of Directors, FOR the election of the directors nominated by the Board of Directors, FOR Proposals 2, 3 and 4 and in accordance with the discretion of the persons appointed as proxies on any other matters properly brought before the Meeting.

   The cost of soliciting proxies, including forwarding expense to beneficial owners of stock held in the name of another, will be borne by the Company. The Company has retained Georgeson Shareholder Communications Inc. to aid in the solicitation of proxies, including the solicitation of proxies from brokerage firms, banks, nominees, custodians and fiduciaries, for a fee of approximately $7,500 plus disbursements. In addition, officers and employees of the Company may solicit the return of proxies from certain shareholders by telephone or meeting. Such officers and employees will receive no compensation therefor in addition to their regular compensation. Shares held for the accounts of participants in the Company's 401(k) Plan ("Savings Plan") will be voted in accordance with the instructions of the participants or otherwise in accordance with the terms of such plan.

   A majority of the votes entitled to be cast by shares entitled to vote, represented in person or by proxy, constitutes a quorum for action on a matter at the Meeting. Abstentions are counted as shares present for purposes of determining the presence or absence of a quorum. Proxies relating to "street name" shares that are voted by brokers on some matters, but not on other matters as to which authority to vote is withheld from the broker ("broker non-votes"), absent voting instructions from the beneficial owner under the rules of the New York Stock Exchange, will be treated as shares present for purposes of determining the presence or absence of a quorum. The voting requirements and the procedures described below are based upon provisions of the Wisconsin Business Corporation Law, the Company's articles of incorporation and by-laws, and any other requirements applicable to the matters to be voted upon.

   Directors are elected by a plurality of the votes cast by the holders of shares entitled to vote in the election at a meeting at which a quorum is present. A "plurality" means that the individuals who receive the largest number of votes are elected as directors up to the maximum number of directors to be elected at the meeting. Shares for which authority is withheld to vote for director nominees and broker non-votes have no effect on the election of directors except to the extent that the failure to vote for a director nominee results in another nominee receiving a larger number of votes.

   On November 18, 2002, the record date for determining shareholders entitled to receive notice of and to vote at the Annual Meeting of Shareholders, the Company's outstanding capital stock consisted solely of [________] shares of Class A Common Stock. Each share of Class A Common Stock outstanding on the record date is entitled to one vote on all matters submitted at the Meeting.

                           CERTAIN BENEFICIAL OWNERS

   The following table sets forth, as of October 1, 2002, unless otherwise indicated, certain information with respect to the beneficial ownership of common stock by persons known by the Company to beneficially own more than 5% of the outstanding shares of common stock, by the nominees for director, by each executive officer of the Company named in the Summary Compensation Table below and by the Company's executive officers and directors as a group. Briefly stated, shares are deemed to be beneficially owned by any person or group who has the power to vote or direct the vote or the power to dispose or direct the disposition of such shares, or who has the right to acquire beneficial ownership thereof within 60 days.

                                                            Amount   Percent
   Beneficial Owner(1)                                    and Nature of Class
   -------------------                                    ---------- --------
   FMR Corp(2)........................................... 1,130,670    9.7%
    82 Devonshire Street
    Boston, Massachusetts 02109
   MMI Investments, LP (f/k/a MMI Investments II-A LP)(3)   579,200    5.0%
    152 West 57th Street
    New York, New York 10019
   Oppenheimer Capital, LLC(4)...........................   578,190    5.0%
    800 Newport Center Drive
    Suite 100
    Newport Beach, California 92660
   T. Rowe Price Associates, Inc.(5)..................... 1,113,505    9.6%
     100 East Pratt Street
     Baltimore, Maryland 21202

                                                            Amount     Percent
Beneficial Owner(1)                                       and Nature   of Class
-------------------                                       ----------   --------
Robert C. Arzbaecher.....................................  363,459(6)    3.0%
   President and Chief Executive Officer and Director
Gustav H.P. Boel, European Leader--Gardner Bender and
  Director...............................................    5,045(7)      *
Bruce S. Chelberg, Director..............................   14,400(8)      *
H. Richard Crowther, Director............................   40,000(9)      *
Mark E. Goldstein, Vice President, Gardner Bender........    6,800         *
William K. Hall, Director................................    2,000(10)     *
Kathleen J. Hempel, Director.............................    2,000         *
Ralph L. Keller, Vice President, Operations..............   47,791(11)     *
Brian K. Kobylinski, Vice President, Business Development   41,421(12)     *
Andrew G. Lampereur, Vice President and Chief Financial                    *
  Officer................................................  103,285(13)
William P. Sovey, Director...............................    3,500(14)     *
All Directors and Executive Officers (17 persons)........  716,988(15)   6.1%

--------
  * Less than 1%

 (1) Unless otherwise noted, the specified person has sole voting power and/or dispositive power over the shares shown as beneficially owned.

 (2) Based on most recently filed Schedule 13G by FMR Corp. ("FMR"), Edward C. Johnson III and Abigail P. Johnson, Fidelity Management & Research Company, a registered investment adviser and wholly owned subsidiary of FMR, is the beneficial owner of 1,097,970 shares over which Mr. Johnson, FMR and the Fidelity Funds each have sole dispositive power and the Fidelity Funds' Boards of Trustees have sole voting power. Fidelity Management Trust Company, a wholly owned subsidiary of FMR, is the beneficial owner of 32,700 shares over which Mr. Johnson and FMR each have sole voting and sole dispositive power.

 (3) Based on most recently filed Schedule 13D, MMI Investments, L.P. (f/k/a MMI Investments II-A LP) has sole voting and dispositive power with respect to all the shares reported. However, by virtue of being the general partner of MMI Investments, L.P., MCM Management, LLC may also be deemed to be a beneficial owner and have shared voting and dispositive power over the reported shares.

 (4) Based on most recently filed Schedule 13G, Oppenheimer Capital, LLC has shared voting and dispositive power with respect to all of the shares reported.

 (5) Based on most recently filed Schedule 13G, T. Rowe Price Associates, Inc. has sole voting and dispositive power with respect to all of the shares reported. The reported shares, however, are owned by various individual and institutional investors to whom T. Rowe Price Associates, Inc. acts as an investment advisor. T. Rowe Price Associates, Inc. expressly disclaims beneficial ownership of the reported shares.

 (6) Includes 600 shares held by spouse, 550 shares held by his children through a custodian, 1,701 shares held in the Savings Plan and 800 shares held in an individual IRA Account. Also includes 237,000 shares issuable pursuant to options exercisable currently or within 60 days of October 1, 2002.

 (7) Includes 389 shares held in the Savings Plan and 3,000 shares issuable pursuant to options exercisable currently or within 60 days of October 1, 2002. Excludes 1,075 phantom stock units held in the Company's Outside Directors' Deferred Compensation Plan, of which he does not have any voting or dispositive power.

 (8) Includes 3,000 shares issuable pursuant to options exercisable currently or within 60 days of October 1, 2002.

 (9) Includes 600 shares held by a family trust and 39,400 shares issuable pursuant to options exercisable currently or within 60 days of October 1, 2002. Excludes 13,737 phantom stock units held in the Company's Outside Directors' Deferred Compensation Plan, of which he does not have any voting or dispositive power.

(10) Excludes 514 phantom stock units held in the Company's Outside Directors' Deferred Compensation Plan, of which he does not have any voting or dispositive power.

(11) Includes 808 shares held in the Savings Plan, 103 shares held by daughter's Roth IRA and 10,100 shares issuable pursuant to options exercisable currently or within 60 days of October 1, 2002.

(12) Includes 821 shares held in the Savings Plan and 15,600 shares issuable pursuant to options exercisable currently or within 60 days of October 1, 2002.

(13) Includes 1,664 shares held in the Savings Plan, 7,000 shares held by a trustee through a Roth IRA, 181 shares held in the Employee Stock Purchase Plan and 66,440 shares issuable pursuant to options exercisable currently or within 60 days of October 1, 2002.

(14) Includes 3,000 shares issuable pursuant to options exercisable currently or within 60 days of October 1, 2002. Excludes 2,770 phantom stock units held in the Company's Outside Directors' Deferred Compensation Plan, of which he does not have any voting or dispositive power.

(15) Includes 800 shares held in an individual IRA account, 600 shares held by a family trust, 600 shares held by spouses, 550 shares held by a custodian for minor children, 103 shares held by a daughter's Roth IRA, 324 shares held in the Executive Stock Purchase Plan and 7,721 shares held in the Savings Plan. Also includes 415,293 shares issuable pursuant to options exercisable currently or within 60 days of October 1, 2002. Excludes 18,096 phantom stock units held in the Company's Outside Directors' Deferred Compensation Plan, of which none of the directors has any voting or dispositive power.

   The beneficial ownership information set forth above is based on information furnished by the specified persons or known to the Company and is determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as required for purposes of this Proxy Statement. It is not necessarily to be construed as an admission of beneficial ownership for other purposes.

                                  PROPOSAL 1

                             ELECTION OF DIRECTORS

   At the Meeting, seven directors are to be elected to serve until the next annual meeting of shareholders and until their successors shall be elected and qualified. It is the intention of the persons named in the accompanying form of proxy to nominate as directors and, unless otherwise specified in a proxy by a shareholder, to vote such proxy for the election of the persons named below. In the event any of the nominees should become unable to serve as a director, an eventuality which management has no reason to believe will occur, proxies may be voted for another nominee. Each person named below is presently serving as a director of the Company.

                                                                                      Director
                                                                                  Age  Since
                                                                                  --- --------
Robert C. Arzbaecher............................................................. 42    2000
 President and Chief Executive Officer of Actuant Corporation
Gustav H.P. Boel................................................................. 57    2000
 European Leader--Gardner Bender
Bruce S. Chelberg (1)............................................................ 68    2000
 Retired Chairman and Chief Executive Officer of Whitman Corporation (a
   conglomerate whose principal operating company is an independent Pepsi-Cola bottler)
H. Richard Crowther (1)(2)....................................................... 70    1995
 Retired Vice Chairman, Illinois Tool Works Inc. (manufacturer of engineered components and systems)
William K. Hall (1)(2)(3)........................................................ 59    2001
 Chairman and Chief Executive Officer, Procyon Technologies, Inc. (holding company focused on the acquisition and growth of suppliers to the global aerospace and defense industry)
Kathleen J. Hempel (2)(3)........................................................ 52    2001
 Former Vice Chairman and Chief Financial Officer of Fort Howard Corp.
   (manufacturer, converter and marketer of sanitary tissue products)
William P. Sovey (2)(3).......................................................... 69    2000
 Chairman and former Chief Executive Officer of Newell Rubbermaid, Inc. (a multi-
   national manufacturer and marketer of branded consumer products)

--------
(1) Member of the Compensation Committee of the Board of Directors.

(2) Member of the Audit Committee of the Board of Directors.

(3) Member of the Nominating and Corporate Governance Committee of the Board of Directors.

   All of the directors have held the positions with the Company or other organizations shown in the above table during the past five or more years, except for the following: (a) Robert C. Arzbaecher was Vice President and Chief Financial Officer of Applied Power Inc. from 1994 and Senior Vice President from 1998 until August, 2000; (b) Gustav H.P. Boel was Senior Vice President of APW Ltd. until February, 2001 and an independent business consultant from February, 2001 until September, 2002; (c) Bruce S. Chelberg was Chairman and Chief Executive Officer of Whitman Corporation from 1992 to 2000; (d) William
K. Hall was Chairman and Chief Executive Officer of Falcon Building Products, Inc. from 1997 to 2000; (e) Kathleen J. Hempel was Vice Chairman and Chief Financial Officer of Fort Howard Corp. from 1992 to 1997 and currently is a private investor; and (f) William P. Sovey was Vice Chairman and Chief Executive Officer of Newell Rubbermaid, Inc. from May 1992 until December 1997.

   Bruce S. Chelberg is a director at First Midwest Bancorp., Inc, Northfield Laboratories, Inc. and Snap-On Tools. William K. Hall is a director of GenCorp Inc., A.M. Castle & Co. and Great Plains Energy, Inc. Kathleen J. Hempel is a director of Whirlpool Corp., Oshkosh Truck Corp., A.O. Smith Corp., Kennametal Corp. and Visteon Corp. William P. Sovey is a director of Newell Rubbermaid, Inc. and Teco Energy, Inc.

                                  PROPOSAL 2

              APPROVAL OF THE ACTUANT CORPORATION 2002 STOCK PLAN

   Shareholders of the Company are also being asked to approve the Actuant Corporation 2002 Stock Plan. On November 7, 2002, the board of directors adopted the plan subject to shareholder approval. The plan is intended to provide certain key employees of the Company an increased identification with the shareholders of the Company by offering increased stock ownership. A copy of the plan is attached hereto as Exhibit A. The following summary of the material features of the plan is qualified in its entirety by reference to the complete text of the plan.

   On November 7, 2002, the Company granted options to acquire shares of common stock to its executive officers under the plan, subject to shareholder approval of the plan. The number of shares covered by such option grants is as follows:
Mr. Arzbaecher--37,000 shares, Mr. Goldstein--12,000 shares, Mr. Keller--7,000 shares, Mr. Kobylinski--5,000 shares, Mr. Lampereur--12,000 shares, and all executive officers as a group--112,500 shares. The exercise price for the options is equal to the fair market value on the date of grant.

   The affirmative vote of holders of a majority of the shares cast at the Meeting, in person or by proxy, will be required for the approval of the plan.

   The board of directors unanimously recommends that you vote FOR approval of the plan.

Actuant Corporation 2002 Stock Plan

   Under the plan, incentive stock options, nonqualified stock options and restricted stock (each, an "Award") may be granted to any regular salaried employee of the Company or a subsidiary of the Company. This includes employees who are members of the board of directors, but excludes directors who are not employees of the Company or any of its subsidiaries. As of August 31, 2002, the total number of eligible employees was approximately 2,120.

   The total number of shares of common stock available for issuance under the plan may not exceed five hundred thousand (500,000) shares, and no eligible employee may be granted an award or awards covering more than one hundred thousand (100,000) shares of common stock in any calendar year. These stock thresholds are subject to adjustment in the event of a stock split, stock distribution or other capital stock event, as described in the plan.

   The plan will be administered by the Compensation Committee of the board of directors, which we refer to as the Committee. The Committee will be constituted so as to permit the plan to comply with the provisions of Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code") and to afford plan participants an exemption for plan transactions pursuant to Rule 16b-3 under the Securities Exchange Act of 1934. The Committee will be empowered to adopt such rules, regulations and procedures and take such other action as it deems necessary or proper for administration of the plan, including any modification, extension or renewal of any option granted thereunder. The Committee will have the authority to interpret the provisions of the plan, which interpretations shall be final and conclusive. Specifically, the Committee will be empowered, subject to any contrary provisions of the plan, to designate the persons to whom awards shall be granted, to grant awards in such form and amount as the Committee shall determine, to impose such limitations, restrictions and conditions upon any such award as the Committee shall deem appropriate, and to waive in whole or in part any limitations, restrictions or conditions imposed upon any such award as the Committee shall deem appropriate. However, the Committee may not amend any outstanding option issued under the plan to reduce its exercise price.

Stock Options

   Stock options may be granted to eligible employees at any time as determined by the Committee (subject to the volume limitation set forth above). Options granted under the plan may be either incentive stock options under Section 422 of the Code or options that are not intended to qualify as incentive stock options (referred to as nonqualified stock options). Each option will be evidenced by an agreement between the Company and the grantee which will contain the terms and conditions required by the plan and such other terms and conditions not inconsistent therewith as the Committee may deem appropriate.

   The exercise price of an option granted under the plan will be determined by the Committee. However, the exercise price may not be less than 100% of the fair market value (as defined in the plan) of the common stock when the option is granted.

   For purposes of the plan, an option will be considered as having been granted on the date on which the Committee authorizes its grant (unless the Committee has designated a later grant date). Options granted under the plan may be exercisable at such times and subject to such restrictions and conditions as the Committee in each instance approves, but no option may be exercisable prior to shareholder approval of the plan. Furthermore, the period of exercisability of an incentive stock option may not exceed 10 years from the date the option is granted and no option may be treated as an incentive stock option unless the grantee exercises the option while employed by the Company (or a subsidiary) or within three months after termination of employment, unless such termination is caused by death or disability, in which case one year after such termination.

   An option may be exercised in whole or in part from time to time as specified in the option agreement by the grantee giving a written notice of exercise to the Company specifying the number of shares to be purchased, accompanied by payment in full of the exercise price. The exercise price may be paid either (i) in cash, (ii) by check, (iii) with the approval of the Committee, through delivery of shares of common stock which have been beneficially owned by the grantee, the grantee's spouse or both of them for a period of at least six months prior to the exercise, or (iv) through a combination of cash and shares of common stock. If the exercise price is paid through delivery of shares of common stock, such shares will be valued at their fair market value as of the date of the exercise. The holder of an option shall not have any rights as a shareholder with respect to the shares subject to the option until certificates evidencing such shares are delivered to him or her.

   Special provisions are contained in the plan covering a merger, consolidation or reorganization of the Company with another corporation in which the Company is not the surviving corporation. In those circumstances, the Committee may, subject to the approval of the board of directors of the Company or the board of directors of any corporation assuming the obligations of the Company under the plan, take action regarding each outstanding unexercised option to either (i) substitute on an equitable and economically equivalent basis an appropriate number of shares of the surviving corporation for the shares of common stock covered by the option, or (ii) cancel the option and provide for a payment to the optionee of an amount equal to the cash value of the option (determined in accordance with the provisions of the plan). In addition, the plan permits options to be granted to new eligible employees who become such as a result of the Company's acquisition of property or stock from an unrelated corporation in substitution for options granted to such eligible employees by their former employer.

Restricted Stock

   The Committee, at any time, may grant awards of restricted stock under the plan. No more than 50,000 shares of restricted stock may be granted in the aggregate during any calendar year. The Committee may condition the grant of restricted stock upon the attainment of specified levels of revenue, earnings per share, net income, return on assets, return on sales, customer satisfaction, stock price, costs, individual performance measures, continued employment with the Company or such other factors or criteria as the Committee shall determine. The provisions of various restricted stock awards need not be identical. However, all restricted stock awards shall be subject to the following terms and conditions: (i) restricted stock awards that are conditioned on the grantee's continued employment may not become fully vested before the third anniversary of the grant date and restricted stock awards that are based upon performance factors may not become fully vested before the first anniversary of the grant date; (ii) until all applicable restrictions lapse, the grantee shall not be permitted to sell, assign, transfer, pledge, or otherwise encumber the shares of restricted stock; (iii) the grantee shall have all other rights of a shareholder of the Company with respect to the shares of restricted stock (including the right to vote the shares and the right to receive any cash dividends); (iv) unless otherwise provided in the applicable restricted stock agreement or pursuant to (v) below, all shares of restricted stock shall be forfeited by the grantee upon termination of employment; (v) in the event of a hardship or other special circumstances under which a grantee's employment is involuntarily terminated (other than for cause), the Committee may waive in whole or in part any or all remaining restrictions attendant to shares of restricted stock held by such grantee; (vi) upon the lapse of all applicable restrictions, unlegended certificates for such shares shall be delivered to the grantee; and (vii) each award shall be subject to the terms of a restricted stock agreement. All grantees of restricted stock shall be issued a certificate in respect of such shares, registered in such grantee's name and bearing an appropriate legend. In its discretion, the Committee may require that the certificates evidencing such shares of restricted stock be held in custody by the Company until the restrictions have lapsed.

Term of Plan

   The plan will terminate 10 years after its effective date, except as to awards then outstanding, which awards will remain in effect until they have been exercised, the restrictions have lapsed or the awards have expired or been forfeited. The board of directors may also amend, modify, suspend or terminate the plan from time to time although no such action can be taken without shareholder approval if required by applicable law.

General Terms

   The Company may require, as a condition to the exercise of an option or the issuance of an unrestricted stock certificate, that the grantee concurrently pay to the Company any taxes which the Company is required to withhold by reason of such exercise or lapse of restrictions. Such payment may be made either in cash, by check or, at the discretion of the Committee, and subject to all applicable rules and regulations, through shares of common stock held for a period of at least six months or shares of common stock withheld from the award having a fair market value equal to the amount of the tax obligation. No award granted under the plan shall be transferable by a grantee other than by will or the laws of descent and distribution. However, the Committee, in its discretion but in accordance with Internal Revenue Service guidance, may grant nonqualified stock options that are transferable, without payment of consideration, to family members of the grantee or to trusts or partnerships for such family members.

Certain Federal Tax Consequences

   The following is a brief summary of the principal federal income tax consequences of awards under the plan based on applicable provisions of the Code now in effect.

   An eligible employee realizes no taxable income at the time an option is granted under the plan. An eligible employee generally realizes no taxable income at the time of an award of restricted stock, so long as the restricted stock is not vested. Stock is vested for this purpose if it is either transferable or is not subject to a substantial risk of forfeiture.

   With regard to incentive stock options, no income is recognized by an eligible employee upon transfer to him of shares pursuant to his exercise of an incentive stock option. In order to avail himself of this tax benefit, the eligible employee must make no disposition of the shares so received before he has held such shares for at least one year and at least two years have passed since he was granted the option. Assuming compliance with this and other applicable tax provisions, an eligible employee will realize long-term capital gain or loss when he disposes of the shares, measured by the difference between the exercise price and the amount received for the shares at the time of disposition. If an eligible employee disposes of shares acquired by exercise of an incentive stock option before the expiration of the above-noted periods, any amount realized from such disqualifying disposition will be taxable as ordinary income in the year of disposition to the extent the lesser of (a) the fair market value of the shares on the date the option was exercised, or (b) the amount realized upon such disposition, exceeds the exercise price. Any amount realized in excess of the fair market value on the date of exercise is treated as long-term or short-term capital gain, depending upon the holding period of the shares. If the amount realized upon such disposition is less than the exercise price the loss will be treated as long-term or short-term capital loss, depending upon the holding period of the shares. For purposes of the alternative minimum tax, the eligible employee shall recognize income upon the transfer of shares to him pursuant to the exercise of an incentive stock option in an amount equal to the difference between the fair market value of the shares at the time of exercise and the exercise price.

   With regard to nonqualified stock options, ordinary income generally is realized by the eligible employee at the time of the exercise of an option. The amount of income is generally equal to the difference between the exercise price and the fair market value of the shares on the date of exercise. When an eligible employee disposes of shares acquired upon the exercise of a nonqualified stock option, any amount received in excess of the fair market value of the shares on the date of exercise will be treated as long-term or short-term capital gain, depending upon the holding period of the shares, and if the amount received is less than the fair market value of the shares on the date of exercise, the loss will be treated as long-term or short-term capital loss, depending upon on the holding period of the shares.

   With regard to restricted stock, ordinary income is generally recognized by an eligible employee at the time that such restricted stock vests. The amount of income is generally equal to the excess of the fair market value of the shares at the time of vesting over the purchase price for such shares, if any. When an eligible employee disposes of restricted stock, any amount received in excess of the fair market value of the shares on the date of vesting will be treated as long-term or short-term capital gain, depending upon the holding period of the shares, and if the amount received is less than the fair market value on the date of vesting, the loss will be treated as long-term or short-term capital loss, depending on the holding period of the shares. Dividends paid on restricted stock which has not vested and which has not been the subject of an election under Section 83(b) of the Code are treated as compensation income. Section 83(b) of the Code permits the eligible employee to elect, not more than 30 days after the date of grant of the restricted stock, to include as ordinary income the difference between the fair market value of the restricted stock on the date of grant and the purchase price of the restricted stock, if any.

   No deduction will be allowed to the Company for federal income tax purposes at the time of the grant or exercise of any incentive stock option. At the time of a disqualifying disposition by an eligible employee, the Company will be entitled to a deduction for the amount taxable to the eligible employee as ordinary income. The

Company will be entitled to a deduction for federal income tax purposes at the same time and in the same amount as the eligible employee is considered to have realized ordinary income in connection with the exercise of a nonqualified stock option and the grant of restricted stock, assuming compliance with
Section 162(m) of the Code.

                                  PROPOSAL 3

          AMENDMENT TO THE 2001 OUTSIDE DIRECTORS' STOCK OPTION PLAN

   The board of directors believes that the continued growth and profitability of the Company depends, in part, upon the ability of the Company to attract and retain highly qualified non-employee directors. As of October 31, 2002, 37,000 shares of common stock remained available for stock option grants under the Company's 2001 Outside Directors' Stock Option Plan, which we refer to as the directors' plan. Accordingly, on November 7, 2002, the board of directors adopted an amendment to the directors' plan, subject to shareholder approval, increasing the number of shares available for issuance under the directors' plan from 70,000 to 110,000.

   The affirmative vote of holders of a majority of the shares cast at the Meeting, in person or by proxy, will be required for the approval of the amendment to the directors' plan.

   The board of directors unanimously recommends that you vote FOR approval of the amendment to the directors' plan.

Summary of the Directors' Plan

   The directors' plan was adopted by the board of directors in August 2000 and by the shareholders of the Company in January 2001. The purpose of the directors' plan is to promote the growth and development of the Company by providing increased incentives to the non-employee directors of the Company. The directors' plan is administered by the Compensation Committee of the board of directors. The Committee is constituted so as to permit the directors' plan to comply with the provisions of Rule 16b-3 under the Securities Exchange Act of 1934.

   The directors' plan provides for the granting of nonqualified stock options to non-employee directors of the Company. The aggregate number of shares of common stock which may be issued pursuant to options granted under the directors' plan currently is 70,000. This number is subject to adjustment in the event of a stock split, stock distribution or other capital stock event, as described in the directors' plan.

   The directors' plan provides that an option to purchase 3,000 shares of the Company's common stock will be automatically granted to each person then serving as a non-employee director at the first meeting of the board of directors following each Annual Meeting of Shareholders. Each option granted under the directors' plan is evidenced by a stock option agreement between the Company and the non-employee director. The agreement contains the terms and conditions required by the directors' plan, along with any other terms or conditions that the Committee may deem appropriate.

   The exercise price at which shares may be purchased pursuant to an option is 100% of the fair market value (as defined in the directors' plan) of the Company's common stock on the date the option is granted. The option exercise price must be paid in full at the time of exercise. Such payment may be made either in cash, check or by the delivery of shares of common stock which the non-employee director, or his spouse, has owned for at least six months prior to the time of exercise, or a combination of cash and such shares.

   An option granted pursuant to the directors' plan may be exercised, in whole or in part, any time during the period beginning eleven months after the date of grant and ending upon the earlier of ten years from the date of grant, or two years from the date the director ceases to be a director.

   Options granted under the directors' plan may not be transferred or assigned except by will or the laws of descent and distribution and, during the optionee's lifetime may be exercised only by the optionee; however, the Committee, in its discretion, may grant options that are transferable to family members.

   The directors' plan provides that options may be granted any time prior to August 8, 2010. On that date, the directors' plan will expire, except as to options then outstanding, which will remain in effect until they have been exercised or they have expired or otherwise terminated. The directors' plan may be terminated at any time by the board of directors except as to options then outstanding. The board of directors may also amend the directors' plan from time to time, but shareholder approval is required in the event of certain material changes.

Certain Federal Income Tax Consequences

   The following is a brief summary of the principal federal income tax consequences of the nonqualified stock options under the directors' plan, based on applicable provisions of the Code now in effect.

   An optionee will not recognize taxable income at the time the option is granted. Ordinary income generally is realized by the optionee at the time of the exercise of an option. The amount of income is generally equal to the difference between the exercise price and the fair market value of the shares on the date of exercise. When an optionee disposes of shares acquired upon the exercise of a nonqualified stock option, any amount received in excess of the fair market value of the shares on the date of exercise will be treated as long-term or short-term capital gain, depending upon the holding period of the shares, and if the amount received is less than the fair market value of the shares on the date of exercise, the loss will be treated as long-term or short-term capital loss, depending upon on the holding period of the shares.

                                  PROPOSAL 4

                                 AMENDMENT TO
             THE RESTATED ARTICLES OF INCORPORATION OF THE COMPANY

   On August 7, 2002, the board of directors determined that it was necessary and in the best interests of the Company and its shareholders to amend the Company's Restated Articles of Incorporation (the "Articles") to increase the number of authorized shares of Class A Common Stock. Accordingly, the board of directors has proposed an amendment to the Articles increasing the number of authorized shares of Class A Common Stock from 16,000,000 to 32,000,000 for submission to the Company's shareholders at the Meeting.

   The affirmative vote of two-thirds of all shares entitled to vote thereon shall be required for approval of the proposed amendment to the Articles. Since abstentions and broker non-votes are not affirmative votes, they will have the effect of votes cast against the proposal.

   The board of directors unanimously recommends that you vote FOR approval of the amendment.

   As of the record date, there were [________] shares of Class A Common Stock outstanding and [________] shares were reserved for issuance in connection with various employee benefit plans. The board of directors believes it is desirable for the Company to have the flexibility to issue additional shares of Class A Common Stock in excess of the amount which is currently authorized without further shareholder action (although in certain situations the rules of the New York Stock Exchange would require shareholder approval if the issuance involved a number of shares equal to or in excess of 20% of the number of shares then outstanding). While the board of directors continually considers the Company's capital structure and various financing alternatives, including possible equity offerings in public and private transactions, the board has no formal plans or commitments to issue any additional shares of Class A Common Stock at this time. The availability of additional shares would enhance the Company's ability to engage in such future actions as well as expanded employee benefit programs and corporate mergers and acquisitions. The board of directors will determine whether, when and on what terms the issuance of shares may be warranted in connection with any of those purposes. Holders of Class A Common Stock do not have preemptive rights to subscribe for or purchase any part of any such future issuances. The Company has no current intention of using additional shares of Class A Common Stock as an anti-takeover defense, however, such an issuance could be used to create impediments to or otherwise discourage persons attempting to gain control of the Company (through dilutive offerings or otherwise).

   For the reasons set forth above, the board of directors has proposed that the following resolution, which embodies an amendment to the Articles effecting the increased authorization, be submitted to the Company's shareholders for approval at the Meeting:

      RESOLVED, that Section 3.1(a) of Article III of the Company's Restated Articles of Incorporation be amended to read as follows:

       "(a) Class A Common Stock. 32,000,000 shares of Class A Common Stock, having a par value of $.20 per share."

   If this amendment is approved by the Company's shareholders, the entire authorized capital stock of the Company will consist of 32,000,000 shares of Class A Common Stock, 1,500,000 shares of Class B Common Stock and 160,000 shares of Cumulative Preferred Stock. No Class B Common Stock or Cumulative Preferred Stock is currently outstanding.

             BOARD MEETINGS, COMMITTEES AND DIRECTOR COMPENSATION

   There were five meetings of the board of directors (and two actions by unanimous consent), three meetings of the Audit Committee, four meetings of the Compensation Committee (and one action by unanimous consent) and two meetings of the Nominating Committee during the fiscal year ended August 31, 2002. During the period in the last fiscal year in which they served, all members of the board of directors attended at least 75% of the aggregate number of meetings of the board of directors and all the committees on which they served.

Committees

   The Compensation Committee of the board of directors determines the compensation of the Company's executive officers, administers incentive compensation plans and equity-based plans maintained by the Company, makes recommendations to the board of directors with respect to the amendment, termination or replacement of such plans, recommends to the board of directors the compensation for board members and conducts an annual evaluation of the performance of the Committee.

   The Nominating and Corporate Governance Committee of the board of directors is responsible for evaluating and nominating prospective members for the Company's board of directors. The Committee is also responsible for exercising a leadership role in developing, maintaining and monitoring the Company's corporate governance policies and procedures.

   The Audit Committee of the board of directors: (i) reviews the financial reports and other financial information provided by the Company to its constituencies, (ii) monitors the Company's systems of internal financial and accounting controls, (iii) oversees the Company's auditing, accounting and financial reporting processes generally, and (iv) confirms the external auditors' qualifications and independence.

Director Compensation

   For fiscal year 2002, directors who were not employees of the Company were paid an annual retainer of $19,000 for serving on the board of directors and an attendance fee of $1,000 for each board of directors meeting or committee meeting attended. In addition, each director who is not an employee of the Company is automatically granted an option to purchase 3,000 shares of Company common stock immediately after their election at the Annual Meeting of Shareholders pursuant to the terms of the 2001 Outside Directors' Stock Option Plan, at an exercise price equal to the fair market value of the common stock on the date of grant. For fiscal year 2002, each director was automatically granted an option to purchase 3,000 shares of Company common stock at an exercise price of $31.10 per share. Directors who are employees of the Company do not receive separate remuneration in connection with their service on the board or board committees.

   The board of directors has approved its compensation plan for fiscal year 2003. Directors who are not employees of the Company will receive an annual retainer for serving on the board of directors and each committee and will no longer receive a per meeting attendance fee. The amount of the annual retainer for serving on the board of directors will be $30,000 and the annual retainer for serving on each committee will be $10,000, $5,000 and $5,000 for the Audit Committee, Compensation Committee and Nominating Committee, respectively. The chairperson of each committee will receive an additional annual fee of $5,000. The Company will continue to grant each director who is not an employee of the Company an option to purchase 3,000 shares of Company common stock immediately after their election at the Annual Meeting of Shareholders.

   Under the Outside Directors' Deferred Compensation Plan (the "Deferred Compensation Plan"), each non-employee director may elect to defer all or a specified portion of his annual retainer and attendance fees for future payment on a date specified by the participant or upon termination of the participant's service as a director. The amount deferred is used to purchase shares of Company common stock on the open market, which shares are then placed in a rabbi trust. Distributions from the Deferred Compensation Plan are made in Class A Common Stock. During fiscal year 2002, three directors participated in the Deferred Compensation Plan.

Report of the Audit Committee

   The following report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this report by reference therein.

   The Audit Committee of the board of directors oversees and monitors the participation of the Company's management and independent accountants throughout the financial reporting process. No member of the Committee is employed by or has any other material relationship with the Company.

   In connection with its function to oversee and monitor the financial reporting process of the Company, the Committee has done, among other things, the following:

  . reviewed and discussed the audited financial statements for the fiscal year ended August 31, 2002 with the Company's management and PricewaterhouseCoopers LLP;

  . discussed with PricewaterhouseCoopers LLP, the Company's independent accountants, those matters required to be discussed by SAS 61 (Codification of Statements on Auditing Standards, AU 380); and

  . received the written disclosures and the letter from PricewaterhouseCoopers LLP required by Independence Standards Board Standard No. 1 and has discussed with PricewaterhouseCoopers LLP its independence.

   Based upon the foregoing, the Committee recommended to the board of directors that the audited financial statements be included in the Company's annual report on Form 10-K for the fiscal year ended August 31, 2002.

   The Audit Committee has adopted a written charter to govern its operations which is attached hereto as Exhibit B. The Audit Committee is comprised of independent directors as defined and required by Sections 303.01(B) and 303.02(D) of the New York Stock Exchange listing standards.

                         Kathleen J. Hempel (Chairman)
                              H. Richard Crowther
                                William K. Hall
                               William P. Sovey

                            EXECUTIVE COMPENSATION

Report of the Compensation Committee of the Board of Directors on Executive Compensation

   Development of Compensation Approach and Objectives. The Compensation Committee of the board of directors is responsible for establishing all of the policies under which compensation is paid or awarded to the Company's executive officers, and also determines the amount of such compensation. No member of the Committee is employed by the Company. The Committee's objective has been to develop a total compensation program that is competitive in the marketplace and provides incentive to increase shareholder value. Each year the Committee has reviewed its executive compensation policies relative to market competitiveness, and then determined what changes in the compensation program, if any, are appropriate for the following year. This review is conducted at the beginning of each fiscal year. Compensation of the Company's executive officers currently consists of three key components--salary, bonus and stock options.

   As in past years, for fiscal 2002 the Committee retained an independent outside consultant who provided data regarding the compensation practices of U.S. manufacturing companies. Competitive pay standards were derived from the results of compensation surveys, including comparisons with many manufacturing companies. This data, along with the President and Chief Executive Officer's recommendations for particular executive officer compensation and information regarding an executive's experience, expertise and demonstrated performance, were reviewed by the Committee in connection with setting fiscal 2002 salaries. In determining compensation for fiscal 2002, the total value of all but one executive's pay package was less than the competitive median for like positions in companies of similar size and type as a result of the recent assumption of positions following the spin-off of APW Ltd.

   Stock Incentive Component. To emphasize the Committee's belief that stock ownership by the Company's executive officers directly focuses those executives on increasing shareholder value, officer stock ownership guidelines have been adopted. In general, it is the Company's policy that executive officers should hold stock or options equal to a minimum of three times their base salary (recognizing that newer officers may need two or more years to build their ownership, up to that level), with at least one years' base salary in Actuant share ownership versus vested stock options.

   In August 2000, the Company adopted the Actuant Corporation Executive Stock Purchase Plan. The purpose of this plan was to facilitate the purchase of Company common stock by executive officers in order to more closely align the executive's financial rewards with the financial rewards realized by Company shareholders and to increase the ownership of common stock among executives. The Compensation Committee designated the amount that could be borrowed by the executive officers from a financial institution and selected employees eligible to participate in the program. In connection with this plan, the Company guaranteed an individual's loan and agreed that the Company would be responsible for interest expense incurred by the executive in excess of four percent (4%) per year. During the 2002 fiscal year, the Company subsidized a total of $48,100 of interest on loans entered into by executive officers. The Company also agreed to be responsible for 50% of any loss incurred on shares purchased under this program so long as the participant remains employed by the Company until July 31, 2004. If the participant terminates employment before July 31, 2004 or sells the shares purchased under this program prior to July 31, 2004, the officer shall be responsible for the full amount of any loss on the sale. As of the record date, the fair market value of the stock purchased under the program exceeded the underlying loan amounts. To date, guarantees by the Company have been made for all 11 executive officers, totaling approximately $4.5 million in the aggregate, all of which was used to purchase approximately 224,150 shares of Company common stock. The total amounts of the corresponding loans as of October 31, 2002 for our named executive officers were: Mr. Arzbaecher--$1,237,872, Mr. Goldstein--$209,831, Mr. Keller--$718,741, Mr. Kobylinski--$487,198 and Mr. Lampereur--$572,443. The Company has recently suspended the practice of providing new guarantees for the benefit of its executive officers in connection with such purchases.

   Stock options are granted annually to executive officers. Options may also be granted to other key employees whose present and future contributions are especially important to the Company. All option grants are priced at 100% of market value as of the date of grant. Unless earlier terminated, options expire ten years from the date of grant and generally become exercisable as to half of the shares granted two years after the date of grant and fully exercisable five years after the date of grant. During the Company's 2002 fiscal year, a total of 141,200 stock options were granted to the executive officers.

   Key Measurement Criteria for Bonuses. Bonus payments are made to each executive officer based upon the degree of achievement of the year's financial objectives. An executive may receive more, or less, than the target bonus based on actual business results.

   Company executives not in charge of business units receive bonus payments based upon the performance of the Company as a whole. For fiscal 2002, bonuses were based on a combination of year over year improvement in the Company's Combined Management Measure ("CMM") and the attainment of debt reduction goals (the "Debt Reduction Bonus"). CMM is operating profit before amortization less a 20% charge based upon the net assets employed. The Company achieved approximately $27.8 million of debt reduction in fiscal 2002 compared to the $20.0 million debt reduction objective. The Debt Reduction Bonus was intended to focus the management on this key objective for fiscal 2002. For the fiscal year ended August 31, 2002, aggregate bonuses for the Company's executive officers not in charge of a business unit equaled 190% of the executives' targeted bonuses, including 39% as a Debt Reduction Bonus.

   Each executive responsible for a business unit (or a portion of a business unit) is eligible for a bonus based on attainment of the consolidated debt reduction goal, the Company's CMM and on the performance of that unit, with the measuring index utilized being the CMM for the unit. Eighty percent of such an executive's bonus was based on the applicable unit's CMM, with the other twenty percent based on the Company's CMM. For executives in the Company's Engineered Solutions business unit, sixty percent of each executive's bonus was based on the CMM for Engineered Solutions in the executive's region, twenty percent was based on the global

CMM for Engineered Solutions and the remaining twenty percent was based on the Company's CMM. Bonuses for the Company's business unit executives who were employed throughout the 2002 fiscal year ranged from 79% to 179% of their target bonuses, including 39% as a Debt Reduction Bonus.

   Chief Executive Officer Compensation. Mr. Arzbaecher's salary for fiscal 2002 was $425,000 and his bonus target was $280,000. Mr. Arzbaecher's actual bonus for fiscal 2002 was $532,000 (190% of target) due to favorable performance as described above. The Company granted Mr. Arzbaecher options to acquire 50,000 shares during fiscal 2002.

   Tax Deductibility of Executive Compensation. Section 162(m) of the Code limits the Company's federal income tax deduction to $1,000,000 per year for compensation paid to its chief executive officer or any of the other executive officers named in the summary compensation table of this Proxy Statement. Performance-based compensation is not, however, subject to the deduction limit, provided certain requirements of Section 162(m) are satisfied. The Company believes that its stock plans comply with the final Section 162(m) regulations adopted by the Internal Revenue Service. In order to preserve the deductibility of performance-based compensation, the Company will generally seek to comply with Section 162(m) of the Code to the extent such compliance is practicable and in the best interests of the Company and its shareholders.

                         Bruce S. Chelberg (Chairman)
                              H. Richard Crowther
                                William K. Hall

Summary Compensation Table

   The following table sets forth compensation awarded to, earned by or paid to the Company's Chief Executive Officer and each of the Company's other four most highly compensated executive officers who were serving as executive officers at the end of fiscal 2002, for services rendered to the Company and its subsidiaries ("named executive officers"). Also included in the table is actual compensation information for those individuals for fiscal years 2001 and 2000. Prior to July 31, 2000, the Company was known as "Applied Power Inc." and included the Electronics operations which were spun-off on that date.

                                                                                                       Long-Term
                                                                 Annual Compensation              Compensation Awards
                                                      ----------------------------------------- --------------------
                                                                                                Securities
                                                                                                Underlying  All Other
                                                                                 Other Annual    Options/  Compensation
            Name and Principal Position               Year  Salary     Bonus    Compensation(1)  SARS(2)   ($)(3)(4)(5)
            ---------------------------               ---- -------- --------    --------------- ---------- ------------
Robert C. Arzbaecher
  President and Chief Executive Officer               2002 $425,000 $532,000           -0-        50,000     $57,826
  President and Chief Executive Officer               2001  360,000   91,916           -0-           -0-      47,149
  President and Chief Executive Officer (6)           2000  279,994  242,940(7)     12,181        84,000      17,894
Mark Goldstein
  Vice President, Gardner Bender                      2002 $230,000 $185,058           -0-        14,000     $34,468(8)
  Vice President, Gardner Bender (9)                  2001   97,308   16,000           -0-        12,000      20,906
Ralph L. Keller
  Vice President, Operations                          2002 $195,000 $148,200           -0-        10,000     $15,976
  Vice President, Operations                          2001  180,000   26,321           -0-           -0-      36,403
  Vice President, Operations (10)                     2000  139,327   52,057           -0-         4,040      12,128
Brian K. Kobylinski
  Vice President, Business Development (11)           2002 $155,000 $ 97,000           -0-         7,000     $19,107
  Vice President, Gardner Bender Sales and Marketing
   Leader                                             2001  140,000   37,622           -0-           -0-      30,172
  Vice President, Gardner Bender Sales and Marketing
   Leader                                             2000  125,000   39,915           -0-        13,000      13,156

                                                                                                     Long-Term
                                                              Annual Compensation               Compensation Awards
                                                   ------------------------------------------ -----------------------
                                                                                              Securities
                                                                                              Underlying  All Other
                                                                               Other Annual    Options/  Compensation
           Name and Principal Position             Year  Salary     Bonus     Compensation(1)  SARS(2)   ($)(3)(4)(5)
           ---------------------------             ---- -------- --------     --------------- ---------- ------------
Andrew G. Lampereur
  Vice President and Chief Financial Officer       2002 $220,000 $167,200            -0-        12,000     $20,465
  Vice President and Chief Financial Officer       2001  185,000   27,053            -0-           -0-      33,258
  Vice President and Chief Financial Officer (12)  2000  148,077   84,715(13)      7,664        26,400      20,326

--------
 (1) Consists entirely of interest paid pursuant to the Employee Deferred Compensation Plan that was discontinued in 2000.

 (2) Consists entirely of stock options.

 (3) The 2002 amounts represent the following: (a) the Company's Savings Plan matching contributions as follows: Mr. Arzbaecher--$2,775, Mr. Goldstein--$2,775, Mr. Keller--$2,775, Mr. Kobylinski--$2,775 and Mr. Lampereur--$2,775; (b) the Company's Savings Plan core contributions as follows: Mr. Arzbaecher--$5,100, Mr. Goldstein--$5,100, Mr. Keller--$5,100, Mr. Kobylinski--$5,100 and Mr. Lampereur--$5,100; (c) premiums paid by the Company for split-dollar life insurance for Mr. Arzbaecher--$4,336; (d) auto payments as follows: Mr. Arzbaecher--$3,781, Mr. Goldstein--$3,360, Mr. Keller--$2,961, Mr. Kobylinski--$8,033 and Mr. Lampereur--$8,770; (e) imputed income from term life insurance coverage in excess of the IRS designated tax-free amounts as follows: Mr. Arzbaecher--$325; Mr. Goldstein--$90, Mr. Keller--$221, Mr. Kobylinski--$54 and Mr. Lampereur--$54; (f) interest paid by the Company on loans in connection with the Executive Stock Purchase Plan as follows:
     Mr. Arzbaecher--$6,565, Mr. Goldstein--$901, Mr. Keller--$4,919, Mr. Kobylinski--$3,145 and Mr. Lampereur--$3,766; and (g) initiation fee for country club for Mr. Arzbaecher--$35,209.

 (4) The 2001 amounts represent the following: (a) the Company's Savings Plan matching contributions as follows: Mr. Arzbaecher--$2,775, Mr. Goldstein--$1,924, Mr. Keller--$2,626, Mr. Kobylinski--$2,716 and Mr. Lampereur--$2,775; (b) the Company's Savings Plan core contributions as follows: Mr. Arzbaecher--$5,100, Mr. Goldstein--$3,399, Mr. Keller--$5,100, Mr. Kobylinski--$4,981 and Mr. Lampereur--$5,100; (c) premiums paid by the Company for split-dollar life insurance for Mr. Arzbaecher--$4,336; (d) auto payments as follows: Mr. Arzbaecher--$4,887, Mr. Goldstein--$3,250, Mr. Keller--$1,418, Mr. Kobylinski--$3,406 and Mr. Lampereur--$7,968; (e) imputed income from term life insurance coverage in excess of the IRS designated tax-free amounts as follows: Mr. Arzbaecher--$326, Mr. Goldstein--$42; Mr. Keller--$143, Mr. Kobylinski--$54, Mr. Lampereur--$54; and (f) interest paid by the Company on loans in connection with the Executive Stock Purchase Plan as follows:
     Mr. Arzbaecher--$29,725, Mr. Keller--$27,116, Mr. Kobylinski--$19,015 and Mr. Lampereur--$17,361; and (g) relocation costs paid by the Company for Mr. Goldstein--$12,291.

 (5) The 2000 amounts represent the following: (a) the Company's Savings Plan matching contributions as follows: Mr. Arzbaecher--$2,625, Mr. Keller--$2,697, Mr. Kobylinski--$2,625 and Mr. Lampereur--$2,625; (b) the Company's Savings Plan core contributions as follows: Mr. Arzbaecher--$4,800, Mr. Keller--$5,141, Mr. Kobylinski--$4,800 and Mr. Lampereur--$4,800; (c) premiums paid by the Company for split-dollar life insurance as follows: Mr. Arzbaecher--$4,337; (d) auto payments as follows: Mr. Arzbaecher--$4,896, Mr. Keller--$3,250, Mr. Kobylinski--$5,001 and Mr. Lampereur--$12,229; (e) imputed income from term life insurance coverage in excess of the IRS designated tax-free amounts as follows: Mr. Arzbaecher--$286, Mr. Keller--$90, Mr. Kobylinski--$17 and Mr. Lampereur--$54; and (f) interest paid by the Company on loans in connection with the Executive Stock Purchase Plan as follows: Mr. Arzbaecher--$950, Mr. Keller--$950, Mr. Kobylinski--$713 and Mr. Lampereur--$618.

 (6) Effective August 9, 2000, Mr. Arzbaecher was promoted to President and Chief Executive Officer. Mr. Arzbaecher was Senior Vice President of Applied Power Inc. from 1998 to August 8, 2000.

 (7) Fiscal 2000 amount excludes $26,307 of salary and $7,500 of bonus payments which were deferred in fiscal 1999 pursuant to the Employee Deferred Compensation Plan and which were paid in fiscal 2000.

 (8) The 2002 amount for Mr. Goldstein includes $22,241.80 of imputed interest on Mr. Goldstein's relocation loan. See "Certain Relationships and Related Transactions--Relocation Loan".

 (9) Mr. Goldstein joined the Company in fiscal 2001 in his current capacity.

(10) Mr. Keller joined the Company in fiscal 2000 in his current capacity.

(11) Effective June 24, 2002, Mr. Kobylinski was promoted to Vice-President, Business Development from his prior position as Vice President, Gardner Bender--Sales and Marketing Leader. The CMM component of Mr. Kobylinski's bonus for fiscal 2002 primarily relates to his position at Gardner Bender.

(12) Effective August 9, 2000, Mr. Lampereur was promoted to the office of Vice President and Chief Financial Officer. Prior to that date, he served as the business development and special projects leader for Applied Power Inc.

(13) Fiscal 2000 amount includes $62,625 in bonus amounts originally deferred pursuant to the Employee Deferred Compensation Plan which were paid in fiscal 2000. Fiscal 2000 amount excludes $55,031 of bonus payments which were deferred in fiscal 1999 pursuant to the Employee Deferred Compensation Plan and which were paid in fiscal 2000.

Option/SAR Grants in Last Fiscal Year

   The following table sets forth information concerning stock option grants during the last fiscal year to the named executive officers. No stock appreciation rights ("SARs") were granted in fiscal 2002.

                                                                     Potential Realizable Value
                                                                     at Assumed Annual Rates
                                                                       of Stock Price
                                                                      Appreciation for
                                    Individual Grants                  Option Term(3)
                     ----------------------------------------------- --------------------------
                     Number of
                     Securities
                     Underlying Percent of Total
                      Options/    Options/SARs   Exercise
                        SARs       Granted to    or Base
                      Granted     Employees in    Price   Expiration
Name                    (#)      Fiscal Year(1)   ($/Sh)   Date(2)      5%           10%
----                 ---------- ---------------- -------- ----------   --------    ----------
Robert C. Arzbaecher   50,000          22%        26.275   10/24/11  $826,210     $2,093,779
Mark Goldstein......   14,000           6%        26.275   10/24/11   231,338        586,258
Ralph L. Keller.....   10,000           4%        26.275   10/24/11   165,242        418,755
Brian K. Kobylinski.    7,000           3%        26.275   10/24/11   115,669        293,129
Andrew G. Lampereur.   12,000           5%        26.275   10/24/11   198,290        502,507

--------
(1) Based on stock option grants for an aggregate of 228,700 shares made to all employees during the fiscal year ended August 31, 2002.

(2) Unless earlier terminated, options expire ten years from the date of grant and generally become exercisable as to half of the shares granted two years after the date of grant and fully exercisable five years after the date of grant. In the event of a change in control of the Company, the Compensation Committee may either provide for equivalent substitute options to be granted to the optionees or a cash-out of the options based on the highest fair market value per share of Company common stock during the 60-day period immediately preceding the change in control. Optionees who earn more than $100,000 per ear may elect to defer receipt of option shares upon exercise of an option. Throughout the deferral period, the deferred shares are credited with "deemed dividends" at the same rate as dividends paid on Company common stock. At the end of the deferral period, such accumulated cash dividend equivalent amounts are converted into shares of common stock and distributed with the shares of common stock issued to settle the optionee's deferred share account.

(3) The dollar amounts under these columns are the result of calculations at the 5% and 10% appreciation rates set by the Securities and Exchange Commission and are not intended to forecast possible future appreciation, if any, of the common stock price.

Aggregate Option/SAR Exercises in Last Fiscal Year and Fiscal Year-End Option/SAR Values

   The following table sets forth information for each of the named executive officers concerning options exercised during fiscal 2002 and the number and value of stock options outstanding at the end of the fiscal year. No SARs are outstanding.

                                       Number of Securities Underlying Value of Unexercised In-the-
                                       Unexercised Options/SARs at       Money Options/SARs at
                                           Fiscal Year-End (#)          Fiscal Year-End ($)(2)
                                       ------------------------------- ----------------------------
                      Shares   Value
        Name         Acquired Realized Exercisable   Unexercisable(1)  Exercisable   Unexercisable
        ----         -------- -------- -----------   ----------------  -----------   -------------
Robert C. Arzbaecher  36,400  $747,890   219,840         148,160       $6,323,866     $2,972,631
Mark Goldstein......     -0-       -0-       -0-          26,000              -0-        466,900
Ralph L. Keller.....     -0-       -0-    10,100          20,100          219,160        340,560
Brian K. Kobylinski.     -0-       -0-    14,300          18,700          353,359        356,218
Andrew G. Lampereur.     -0-       -0-    63,250          33,650        1,898,465        674,881

--------
(1) Represents unvested options at the end of fiscal 2002.

(2) Based upon the closing price of $38.415 of the common stock on the New York Stock Exchange, Composite Tape on August 31, 2002, as reported in the Wall Street Journal.

Equity Compensation Plan Information

   The following table provides information as of August 31, 2002 regarding the number of shares of common stock that may be issued under the Company's equity compensation plans. The table does not include shares that may be issued under the 2002 Stock Plan which is being submitted for approval at the Meeting or the additional shares that may be issued under the 2001 Outside Directors' Stock Option Plan if the amendment to such plan is approved at the Meeting.

                                                                                             Number of securities
                                                                                            remaining available for
                                                                                             future issuance under
                                               Number of securities to   Weighted-average     equity compensation
                                               be issued upon exercise  exercise price of      plans (excluding
                                               of outstanding options, outstanding options, securities reflected in
Plan Category(1)                                 warrants and rights   warrants and rights     the first column)
----------------                               ----------------------- -------------------- -----------------------
Equity compensation plans approved by security
  holders.....................................        1,044,875               $16.01                76,100
Equity compensation plans not approved by
  security holders............................              -0-                  N/A                   -0-
Total.........................................        1,044,875               $16.01                76,100

--------
(1) The table does not include information regarding the Company's Outside Directors' Deferred Compensation Plan. The plan permits deferral of director compensation into phantom stock units which are paid out in shares of common stock. The directors who participate in the plan do not have any voting or dispositive power over the phantom stock units. As of August 31, 2002, there were 17,511 phantom stock units held in the plan.

Change in Control Arrangements

   Certain of the Company's stock option plans contain provisions that would be triggered by a change in control of the Company. The 1996 and 2000 Stock Option Plans permit the Compensation Committee to either provide for equivalent substitute options to be granted to the optionees upon a change in control or the cash-out of options previously granted under such plan based on the highest fair market value per share of Company common stock during the 60-day period immediately preceding the change in control. The 1990 Stock Option Plan provides for acceleration of vesting in the event of a change in control. Finally, the stock option deferral programs which are part of each stock option plan maintained by the Company require distribution of all deferred shares as soon as administratively practicable after the date of a change in control.

   The Company has entered into change in control agreements with each of Messrs. Arzbaecher, Blackmore, Goldstein, Kobylinski, Hicks, Keller, Kerk, Lampereur and Wieczorek, present executive officers of the Company, whereby the Company will provide the executives with termination benefits upon termination of employment following a change in control and a triggering event. A triggering event is generally defined as:

  . (a) reducing the total base compensation amount paid by the Company to the executive or (b) modifying the bonus plan applicable to the executive which results in the executive earning less than the then existing bonus plan or (c) reducing the total aggregate value of the fringe benefits received by the executive from the Company from the levels received by the executive at the time of a change in control or during the 120-day period immediately preceding the change in control; or

  . a material change in the executive's position or duties, executive's reporting responsibilities, or persons reporting to the executive from the levels existing at the time of a change in control or during the 180-day period immediately preceding the change in control; or

  . a change in the location or headquarters where the executive is expected to provide services of 40 or more miles from the previous location existing at the time of the change in control or during the 180-day period immediately preceding the change in control.

   A change in control is defined as:

  . a sale of over 50% of the stock of the Company measured in terms of voting power, other than in a public offering or certain acquisitions by the Company; or

  . the sale by the Company of over 50% of its business or assets in one or more transactions over a consecutive 12-month period; or

  . a merger or consolidation of the Company with any other corporation if the shareholders of the Company prior to the transaction do not own at least 50% of the surviving entity; or

  . the acquisition by any means of more than 25% of the voting power or common stock of the Company by any person or group of persons (with group defined by the definitions under Section 13(d)(3) of the Securities Exchange Act of 1934, as amended); or

  . the election of directors constituting a majority of the Company's Board of Directors pursuant to a proxy solicitation not recommended by the Company's Board of Directors.

   The terms of the change in control agreements are not uniform and vary by executive. The period of time during which a triggering event (and corresponding termination of employment) must occur in connection with a change in control vary from 6 months prior to, and 18 to 24 months following, the change in control. The termination benefits payable range from one to two times base salary plus one to two times bonus. The Company will also continue to provide welfare benefits and other perquisites which the executive was receiving at the time of the change in control for a period ranging from 12 to 24 months after termination.

Certain Relationships and Related Transactions

   Relocation Loan

   In October 2001, the Company made a $300,000 loan to Mr. Goldstein to cover relocation expenses and transition costs in connection with Mr. Goldstein's move from Connecticut to the Milwaukee area. The loan was interest-free and was secured by a mortgage on Mr. Goldstein's home in Connecticut. The loan was paid in full in August 2002.

   Consulting Services

   In fiscal 2002, the Company paid Mr. Gustav H.P. Boel $72,329 for consulting services rendered by Mr. Boel for due diligence and other acquisition-related matters in connection with the Company's acquisition of Heinrich Kopp AG, a leading provider of electrical products to the German and Austrian home center retail markets. Mr. Boel is a director of the Company. The acquisition closed on September 3, 2002 and Mr. Boel was appointed to the position of European Leader--Gardner Bender at that time.

Performance Graph

   The following graph shows the cumulative total shareholder return on the common stock during the preceding five fiscal years as compared to the returns on the Standard & Poor's 500 Stock Index, the Standard & Poor's Diversified Manufacturing Index and the Dow Jones US Industrial Diversified Index. The graph assumes that $100 was invested on August 31, 1997 in the common stock and each index and that all dividends were reinvested. On July 31, 2000 the Company spun off its Electronics Business as a company named APW Ltd. and this resulted in the Company's stock price decreasing from approximately $39.8125 (combined price as of spin off) to $3.062 (both numbers pre-reverse stock split) after the spin off. For purposes of this performance graph, the distribution of the APW Ltd. shares in the spin off was treated as a special dividend paid to shareholders of the Company which dividend, in turn, was reinvested into the Company.

                                 1997    1998    1999    2000    2001    2002
-------------------------------------------------------------------------------
ACTUANT CORPORATION             $100.00 $ 78.29 $ 96.83 $203.32 $174.66 $314.98
-------------------------------------------------------------------------------
S&P 500 INDEX                    100.00  108.09  151.14  175.81  132.93  108.84
-------------------------------------------------------------------------------
S&P MANUFACTURING (DIVERSIFIED)
  INDEX                          100.00   88.29  146.74  148.81  153.05      --
-------------------------------------------------------------------------------
DOW JONES US INDUSTRIAL
  DIVERSIFIED INDEX              100.00  112.50  162.64  213.73  171.63  127.56
-------------------------------------------------------------------------------

                                          [CHART]

               ACTUANT                S & P MANUFACTURING   DOW JONES US
INDUSTRIAL
       CORPORATION    S&P 500   (DIVERSIFIED) INDEX      DIVERSIFIED INDEX
1997     100.00        100.00         100.00                  100.00
1998      78.29        108.09          88.29                  112.50
1999      96.83        151.14         146.74                  162.64
2000     203.32        175.81         148.81                  213.73
2001     174.66        132.93         153.05                  171.63
2002     314.98        108.84                                 127.56

                               OTHER INFORMATION

Section 16(a) Beneficial Ownership Reporting Compliance

   Pursuant to Section 16(a) of the Securities Exchange Act of 1934, the Company's directors, executive officers and persons who beneficially own 10% or more of the common stock are required to report their initial ownership of common stock and subsequent changes in that ownership to the Securities and Exchange Commission and the New York Stock Exchange. Specific due dates for those reports have been established and the Company is required to disclose in this Proxy Statement any failure to file by those due dates during fiscal 2002. Based upon a review of such reports furnished to the Company, or written representations that no reports were required, the Company believes that all of those filing requirements were satisfied with respect to fiscal 2002.

Independent Public Accountants

   The Company retained PricewaterhouseCoopers LLP as its accountants for the 2003 fiscal year.

   The Company expects that representatives of PricewaterhouseCoopers LLP will be present at the Meeting and available to respond to appropriate questions and make a statement if desired.

   Fees Billed to the Company by PricewaterhouseCoopers LLP During Fiscal Year 2002

   Audit Fees--the aggregate fees billed to the Company by PricewaterhouseCoopers LLP in connection with the audit of the Company's August 31, 2002 financial statements and the review of the financial statements included in the Company's Form 10-Q quarterly reports for the fiscal year ended August 31, 2002 were $386,000.

   Financial Information Systems Design and Implementation Fees--No fees were billed by PricewaterhouseCoopers LLP, for financial information systems design and implementation services rendered during the fiscal year ended August 31, 2002.

   All Other Fees--The aggregate fees billed by PricewaterhouseCoopers LLP for non-audit services, other than information technology services during the fiscal year ended August 31, 2002 were $856,000, primarily consisting of tax and acquisition advisory fees, fees in connection with the Company's recent equity offering and other miscellaneous fees.

   The Audit Committee has considered the compatibility of the non-audit services provided by PricewaterhouseCoopers LLP to PricewaterhouseCoopers LLP's continued independence and has concluded that the independence of PricewaterhouseCoopers LLP is not compromised by the performance of such services.

Shareholder Proposals

   Shareholder proposals must be received by the Company no later than August 5, 2003 in order to be considered for inclusion in the Company's annual meeting proxy statement next year. Shareholders who wish to submit a proposal not intended to be included in the Company's annual meeting proxy statement but to be presented at next year's annual meeting, or who propose to nominate a candidate for election as a director at that meeting, are required by the Company's bylaws to provide notice of such proposal or nomination to the principal executive offices of the Company. This notice must be delivered to the Company by September 12, 2003, but no earlier than August 13, 2003, to be considered for a vote at next year's annual meeting. The notice must contain the information required by the Company's bylaws.

Additional Matters

   Other than the proposals and matters described herein, management is not aware of any other matters which will be presented for action at the Meeting. If other matters do come before the Meeting, including any matter as to which the Company did not receive notice by October 19, 2002 and any shareholder proposal omitted from this Proxy Statement pursuant to the applicable rules of the Securities and Exchange Commission, it is intended that proxies will be voted in accordance with the judgment of the person or persons exercising the authority conferred thereby.

                                          By Order of the Board of Directors,

                                          ROBERT C. ARZBAECHER
                                          Chairman of the Board

Milwaukee, Wisconsin
December 3, 2002

   It is important that proxies be returned promptly. Therefore, whether or not you expect to attend the Annual Meeting in person, shareholders are requested to complete, date, sign and return their proxies as soon as possible.

   A copy (without exhibits) of the Company's Annual Report on Form 10-K for the fiscal year-ended August 31, 2002, as filed with the Securities and Exchange Commission, has been provided with this Proxy Statement. Additional copies of the Form 10-K are available, free of charge, upon request directed to Andrew Lampereur, Vice President and Chief Financial Officer, Actuant Corporation, P.O. Box 3241, Milwaukee, Wisconsin 53201.

                                                                      EXHIBIT A

                              ACTUANT CORPORATION

                                2002 STOCK PLAN

I. INTRODUCTION

   1.01 Purpose. This plan shall be known as the Actuant Corporation 2002 Stock Option Plan (the "Plan"). The purpose of the Plan is to provide incentive for key employees of Actuant Corporation and its Subsidiaries to improve corporate performance on a long-term basis, and to attract and retain key employees.

   1.02 Effective Date. The effective date of the Plan shall be November 7, 2002, subject to approval of the Plan by the Company's shareholders. Any Award granted prior to such shareholder approval shall be expressly conditioned upon such shareholder approval of the Plan.

II. PLAN DEFINITIONS

   2.01 Definitions. For Plan purposes, except where the context clearly indicates otherwise, the following terms shall have the meanings set forth below:

      (a) "Award" shall mean the grant of any form of stock option or restricted stock.

      (b)  "Board" shall mean the Board of Directors of the Company.

      (c) "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time.

      (d) "Committee" shall mean the Compensation Committee of the Board, as described in Section 4.01.

      (e) "Company" shall mean Actuant Corporation, or any entity that is a successor to the Company.

      (f) "Company Stock" shall mean common stock of the Company and such other stock and securities as may be substituted therefor pursuant to
   Section 3.02.

      (g) "Eligible Employee" shall mean any regular salaried employee of the Company or a Subsidiary who satisfies all of the requirements of Section 5.01.

      (h) "Fair Market Value" on any date shall mean, with respect to Company Stock, if the stock is then listed and traded on a registered national securities exchange, or is quoted in the NASDAQ National Market System, the mean of the high and low sale prices recorded in composite transactions. In the absence of reported sales on such date, or if the stock is not so listed or quoted, but is traded in the over-the-counter market, "Fair Market Value" shall be the mean of the closing bid and asked prices for such shares on such date or, if not so reported as obtained from a bona fide market maker in such shares.

      (i) "Grantee" shall mean any person who has been granted an Award, under the Plan.

      (j)  "Option Period" shall mean the period of time provided pursuant to
   Section 6.04 within which a stock option may be exercised.

      (k) "Subsidiary" shall mean any corporation now or hereafter in existence in which the Company owns, directly or indirectly, a voting stock interest of more than fifty percent (50%).

III. SHARES SUBJECT TO OPTION

   3.01 Available Shares. The total number of shares of Company Stock that may be issued under the Plan shall in the aggregate not exceed five hundred thousand (500,000) shares. Shares subject to and not issued under an option which expires, terminates, is canceled or forfeited for any reason under the Plan and shares of restricted Company Stock which have been forfeited before the Grantee has received any benefits of ownership, such as dividends from the forfeited shares, shall again become available for the granting of Awards.

   3.02 Changes in the Number of Available Shares. If any stock dividend is declared upon the Company Stock, or if there is any stock split, stock distribution, or other recapitalization of the Company with respect to the Company Stock, resulting in a split or combination or exchange of shares, the aggregate number and kind of shares which may thereafter be offered under the Plan shall be proportionately and approximately adjusted and the number and kind of shares then subject to options granted to employees under the Plan and the per share option price therefor shall be proportionately and appropriately adjusted, without any change in the aggregate purchase prices to be paid therefor.

IV. ADMINISTRATION

   4.01 Administration by the Committee. The Plan shall be administered by the Compensation Committee of the Board, or such other committee of the Board as the Board may from time to time determine. The Committee shall be constituted so as to permit the Plan to comply with the provisions of Rule 16b-3 under the Securities Exchange Act of 1934 (or any successor rule) and Section 162(m) of the Code.

   4.02 Committee Powers. The Committee is empowered to adopt such rules, regulations and procedures and take such other action as it shall deem necessary or proper for the administration of the Plan and, in its discretion, may modify, extend or renew any option theretofore granted; provided, however that the Committee may not amend any such option to reduce the exercise price. The Committee shall also have authority to interpret the Plan, and the decision of the Committee on any questions concerning the interpretation of the Plan shall be final and conclusive. The Committee may consult with counsel, who may be counsel for the Company, and shall not incur any liability for any action taken in good faith in reliance upon the advice of counsel. The Committee may adopt such procedures and subplans as are necessary or appropriate to permit participation in the Plan by Eligible Employees who are foreign nationals or employed outside of the United States.

   Subject to the provisions of the Plan, the Committee shall have full and final authority to:

      (a)  designate the persons to whom Awards shall be granted;

      (b) grant Awards in such form and amount as the Committee shall determine;

      (c) impose such limitations, restrictions and conditions upon any such Award as the Committee shall deem appropriate, and

      (d) waive in whole or in part any limitations, restrictions or conditions imposed upon any such Award as the Committee shall deem appropriate.

V. PARTICIPATION

   5.01 Eligibility. Key employees of the Company and its Subsidiaries (including officers and employees who may be members of the Board) who, in the sole opinion of the Committee, contribute significantly to the growth and success of the Company or a Subsidiary shall be eligible for Awards under the Plan. From among all such Eligible Employees, the Committee shall determine from time to time those Eligible Employees to whom Awards shall be granted. No Eligible Employee may be granted an Award or Awards covering more than one hundred thousand (100,000) shares of Company Stock in any calendar year. No Eligible Employee shall have any right whatsoever to receive an Award unless so determined by the Committee.

   5.02 No Employment Rights. The Plan shall not be construed as conferring any rights upon any person for a continuation of employment, nor shall it interfere with the rights of the Company or any Subsidiary to terminate the employment of any person or to take any other action affecting such person.

VI. STOCK OPTIONS

   6.01 General. Stock options granted under the Plan may be in the form of incentive stock options (within the meaning of the Code) or nonqualified stock options. Each option granted under the Plan shall be evidenced by a stock option agreement between the Company and the Grantee which shall contain the terms and conditions required by this Article VI, and such other terms and conditions, not inconsistent herewith, as the Committee may deem appropriate in each case.

   6.02 Option Price. The price at which each share of Company Stock covered by an option may be purchased shall be determined in each case by the Committee and set forth in each stock option agreement. In no event shall such price be less than one hundred percent (100%) of the Fair Market Value of the Company Stock when the option is granted. Employees who own, directly or indirectly, within the meaning of Code 425(d), more than 10% of the voting power of all classes of stock of the Company or any parent or subsidiary corporation shall not be eligible to receive an incentive stock option hereunder unless the purchase price per share under such option is at least 110% of the Fair Market Value of the stock subject to the option and such option by its terms is not exercisable after the expiration of 5 years from the date such option is granted.

   6.03 Date Option Granted. For purposes of the Plan, a stock option shall be considered as having been granted on the date on which the Committee authorized the grant of the option, except where the Committee has designated a later date, in which event the later date shall constitute the date of grant of the option; provided, however, that in either case notice of the grant of the option shall be given to the employee within a reasonable time.

   6.04 Period for Exercise. Each stock option agreement shall state the period or periods of time within which the option may be exercised by the Grantee, in whole or in part, which shall be the period or periods of time as may be determined by the Committee, provided that:

   (a) No option granted under this Plan may be exercised prior to shareholder approval of the Plan,

   (b) No Option Period for an incentive stock option may exceed ten (10) years from the date the option is granted, and

   (c) No option may be treated as an incentive stock option unless the Grantee exercises the option while employed by the Company or a Subsidiary or within three months after termination of employment, or if termination is caused by death or disability, within one year after such termination.

   6.05 Special Rule for Incentive Stock Options. For so long as Section 422 (or any successor provision) of the Code so provides, the aggregate Fair Market Value (determined as of the date the incentive stock option is granted) of the number of shares with respect to which incentive stock options are exercisable for the first time by a Grantee during any calendar year shall not exceed One Hundred Thousand Dollars ($100,000) or such other limit as may be required by the Code.

   6.06 Method of Exercise. Subject to Section 6.04, each option may be exercised in whole or in part from time to time as specified in the stock option agreement. Each Grantee may exercise an option by giving written notice of the exercise to the Company, specifying the number of shares to be purchased, accompanied by payment in full of the purchase price therefor. The purchase price may be paid in cash, by check, or, with the approval of the Committee, by delivering shares of Company Stock which have been beneficially owned by the Grantee, the Grantee's spouse, or both of them for a period of at least six months prior to the time of exercise ("Delivered Stock") or a combination of cash and Delivered Stock. Delivered Stock shall be valued at its Fair Market Value determined as of the date of exercise of the option. No Grantee shall be under any obligation to exercise any option hereunder. The holder of an option shall not have any rights of a stockholder with respect to the shares subject to the option until such shares shall have been delivered to him or her.

   6.07 Merger, Consolidation or Reorganization. In the event of a merger, consolidation or reorganization with another corporation in which the Company is not the surviving corporation, the Committee may, subject to the approval of the Board of Directors of the Company, or the board of directors of any corporation assuming the obligations of the Company hereunder, take action regarding each outstanding and unexercised option pursuant to either clause (a) or (b) below:

      (a) Appropriate provision may be made for the protection of such option by the substitution on an equitable basis of appropriate shares of the surviving corporation, provided that the excess of the aggregate Fair Market Value of the shares subject to such option immediately before such substitution over the exercise price thereof is not more than the excess of the aggregate fair market value of the substituted shares made subject to option immediately after such substitution over the exercise price thereof; or

      (b) The Committee may cancel such option. In such event, the Company, or the corporation assuming the obligations of the Company hereunder, shall pay the employee an amount of cash (less normal withholding taxes) equal to the excess of the highest Fair Market Value per share of the Company Stock during the 60-day period immediately preceding the merger, consolidation or reorganization over the option exercise price, multiplied by the number of shares subject to such option.

   6.08 Substitute Options. Notwithstanding the provisions of Sections 6.02 and 6.03 above, in the event that the Company or a Subsidiary consummates a transaction described in Section 424(a) of the Code (e.g., the acquisition of property or stock from an unrelated corporation), persons who become Eligible Employees on account of such transaction may be granted options in substitution for options granted by their former employer. If such substitute options are granted, the Committee, in its sole discretion and consistent with Section 424(a) of the Code, may determine that such substitute options shall have an exercise price less than one hundred (100%) of the Fair Market Value of the shares on the grant date.

   6.09 Deferral of Stock Option Gain. The Committee may permit, in its discretion, an optionee who exercises a stock option to defer the taxable income attributable to such exercise. In the event the Committee elects to permit such deferrals, the Committee shall identify the optionees to whom such deferral elections shall be made available and establish procedures for implementing such deferrals. An optionee who defers a stock option gain under this Plan or any other Company stock option plan shall be credited with deemed dividends under this Plan on such terms as the Committee shall prescribe. All deferrals which are permitted under this section and all deemed dividends shall be distributed in Actuant Corporation common stock.

VII. RESTRICTED STOCK

   7.01 Administration. Shares of restricted stock may be issued either alone or in addition to other Awards granted under the Plan; provided that a maximum of 50,000 shares of restricted stock may be granted in any calendar year. The Committee shall determine the Eligible Employees to whom and the time or times at which grants of restricted stock will be made, the number of shares to be awarded, the time or times within which such Awards may be subject to forfeiture and any other terms and conditions of the Awards. The Committee may condition the grant of restricted stock upon the attainment of specified levels of revenue, earnings per share, net income, return on assets, return on sales, customer satisfaction, stock price, costs, individual performance measures or such other factors or criteria as the Committee shall determine. The provisions of restricted stock Awards need not be the same with respect to each recipient.

   7.02 Awards and Certificates. Each individual receiving a restricted stock Award shall be issued a certificate in respect of such shares of restricted stock. Such certificate shall be registered in the name of such individual and shall bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Award, substantially in the following form:

   "The transferability of this certificate and the shares of stock represented hereby are subject to the terms and conditions (including forfeiture) of the Actuant Corporation Stock Plan and a Restricted Stock Agreement. Copies of such Plan and Agreement are on file at the offices of Actuant Corporation."

The Committee may require that the certificates evidencing such shares be held in custody by the Company until the restrictions thereon shall have lapsed and that, as a condition of any restricted stock Award, the Grantee shall have delivered a stock power, endorsed in blank, relating to the Company Stock covered by such Award.

   7.03 Terms and Conditions. Shares of restricted stock shall be subject to the following terms and conditions:

      (a) Restricted stock Awards that are conditioned upon the Grantee's continued employment with the Company may not become fully vested earlier than three years from the date of grant and restricted stock Awards that are based upon performance factors may not become fully vested prior to one year from the date of grant.

      (b) Until the applicable restrictions lapse, the Grantee shall not be permitted to sell, assign, transfer, pledge or otherwise encumber shares of restricted stock.

      (c) The Grantee shall have, with respect to the shares of restricted stock, all of the rights of a stockholder of the Company, including the right to vote the shares and the right to receive any cash dividends. Unless otherwise determined by the Committee, cash dividends shall be automatically paid in cash and dividends payable in Company Stock shall be paid in the form of additional restricted stock.

      (d) Except to the extent otherwise provided in the applicable Restricted Stock Agreement and (e) below, all shares still subject to restriction shall be forfeited by the Grantee upon termination of a Grantee's employment for any reason.

      (e) In the event of hardship or other special circumstances of a Grantee whose employment is involuntarily terminated (other than for cause), the Committee may waive in whole or in part any or all remaining restrictions with respect to such Grantee's shares of restricted stock.

      (f) If and when the applicable restrictions lapse, unlegended certificates for such shares shall be delivered to the Grantee.

      (g) Each Award shall be confirmed by, and be subject to the terms of, a Restricted Stock Agreement.

VIII. WITHHOLDING TAXES.

   8.01 General Rule. Pursuant to applicable federal and state laws, the Company is or may be required to collect withholding taxes upon the exercise of an option or the lapse of stock restrictions. The Company may require, as a condition to the exercise of an option or the issuance of a stock certificate, that the Grantee concurrently pay to the Company (either in cash or, at the request of Grantee but in the discretion of the Committee and subject to such rules and regulations as the Committee may adopt from time to time, in shares of Delivered Stock) the entire amount or a portion of any taxes which the Company is required to withhold by reason of such exercise or lapse of restrictions, in such amount as the Committee or the Company in its discretion may determine.

   8.02 Withholding from Shares to be Issued. In lieu of part or all of any such payment, the Grantee may elect, subject to such rules and regulations as the Committee may adopt from time to time, or the Company may require that the Company withhold from the shares to be issued that number of shares having a Fair Market Value equal to the amount which the Company is required to withhold.

   8.03 Special Rule for Insiders. Any such request or election (to satisfy a withholding obligation using shares) by an individual who is subject to the provisions of Section 16 of the Securities Exchange Act of 1934 shall be made in accordance with the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

IX. GENERAL

   9.01 Nontransferability. No Award shall be transferable by a Grantee otherwise than by will or the laws of descent and distribution, provided that in accordance with Internal Revenue Service guidance, the Committee, in its discretion, may grant nonqualified stock options that are transferable, without payment of consideration, to family members of the Grantee or to trusts or partnerships for such family members. The Committee may also amend outstanding stock options to provide for such transferability.

   9.02 General Restriction. Each Award shall be subject to the requirement that if at any time the Board or the Committee shall determine, in its discretion, that the listing, registration, or qualification of securities upon any securities exchange or under any state or federal law, or the consent or approval of any government regulatory body, is necessary or desirable as a condition of, or in connection with, the granting of such Award or the issue or purchase of securities thereunder, such Award may not be exercised in whole or in part unless such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Board or the Committee.

   9.03  Expiration and Termination of the Plan. The Plan will terminate ten
(10) years after the effective date of the Plan, except as to Awards then outstanding under the Plan, which Awards shall remain in effect until they have been exercised, the restrictions have lapsed or the Awards have expired or been forfeited. The Plan may be abandoned or terminated at any time by the Board of Directors of the Company, except with respect to any Awards then outstanding under the Plan.

   9.04 Amendments. The Board may from time to time amend, modify, suspend or terminate the Plan; provided, however, that no such action shall be made without shareholder approval where such change would be required in order to comply with Rule 16b-3 under the Securities Exchange Act of 1934 (or any successor rule) or the Code, increase the number of shares available for issuance (other than as provided in Section 3.02), or decrease the minimum option price under Section 6.02. Subject to the terms and conditions and within the limitations of the Plan, the Committee may modify, extend or renew outstanding Awards granted under the Plan, accept the surrender of outstanding options (to the extent not theretofore exercised), or authorize the granting of new options in substitution therefor (to the extent not theretofore exercised). Notwithstanding the foregoing, no modification of an Award (either directly or through modification of the Plan) shall, without the consent of the Grantee, alter or impair any rights of the Grantee under the Award.

   9.05 Construction. Except as otherwise required by applicable federal laws, the Plan shall be governed by, and construed in accordance with, the laws of the State of Wisconsin.

                                                                      EXHIBIT B

                              ACTUANT CORPORATION

                   AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

                                    CHARTER

I.   PURPOSE

   The main function of the Audit Committee is to assist the Company's Board of Directors ("Board") in fulfilling its oversight responsibilities by: (i) reviewing the financial reports and other financial information provided by the Company to its constituencies, (ii) monitoring the Company's systems of internal financial and accounting controls, (iii) overseeing the Company's auditing, accounting and financial reporting processes generally, and (iv) confirming the external auditors' qualifications and independence. Consistent with this function, the Audit Committee should encourage continuous improvement in, and should strive to foster adherence to, the Company's policies, procedures and practices at all levels.

   While the Committee has the responsibilities set forth in this charter, it is not the duty of the Committee to plan or conduct audits or to determine that the Company's financial statements are complete and accurate and are in accordance with generally accepted accounting principles.

II.  COMPOSITION AND GOVERNANCE ISSUES

   The Committee shall be composed of three or more Directors appointed by the Board. Committee members shall not be officers or employees of the Company or one of its affiliates and shall, in the opinion of the Board, meet the independence and financial literacy requirements of the listing requirements of the New York Stock Exchange and applicable law and regulations. Under these requirements, each member of the Committee shall be free from any relationship that would interfere with the exercise of independent judgment as a Committee member. All members of the Committee shall have a familiarity with basic financial and accounting practices, and at least one member of the Committee shall have accounting or related financial management experience, as required by the listing requirements of the New York Stock Exchange, and at least one member shall be a financial expert, as defined by regulations issued by the Securities and Exchange Commission within a reasonable time after the issuance of such regulations.

   The members of the Committee shall be annually elected by the Board at a meeting of the Board and shall maintain such positions until their successors shall be duly elected and qualified. Unless a Chair is elected by the full Board, the members of the Committee may designate a Chair by majority vote of the full Committee membership.

III.  MEETINGS

   The Committee shall meet at least quarterly and more frequently as the Committee determines. To the extent not prohibited by law, regulation or listing standards, the Committee may designate any member thereof for purposes of receiving reports, performing review and pre-approving non-audit services, provided that a report on such activities shall be presented to the full Committee at its next meeting and may delegate its activities and authority as deemed appropriate.

IV.  RESPONSIBILITIES

   The following principal responsibilities of the Committee are set forth as a guide with the understanding that the Committee may supplement them as appropriate.

A. Internal Control

  .  Review internal audit plans and results;

  .  Oversee the Company's internal audit function;

  . Evaluate whether management is properly and adequately emphasizing the importance of internal control measures throughout the organization;

  . Inquire of the external auditors about fraud, illegal acts, deficiencies in internal controls, and other matters affecting internal controls within the Company and the integrity of the Company's financial information;

  . Focus on the extent to which the Company and its external auditors or other designees review the effectiveness and security of the Company's computer systems and applications, and the need for and adequacy of contingency plans for processing financial information in the event of a systems failure;

  . Review whether internal control recommendations made by the Company's financial management and external auditors have been implemented by management; and

  . Review a report of management's assessment of the effectiveness of internal controls as of the end of the fiscal year and the external auditors' report on management's assessment.

B. Financial Reporting

  1. General

    . Review significant accounting and reporting issues, including issued and pending professional and regulatory pronouncements and understand their impact, or potential impact, on the Company's financial statements and operations;

    . Receive reports of the external auditors on the critical policies and practices of the Company and all alternative treatments of financial information within generally accepted accounting principles discussed with management;

    . Inquire of management and the external auditors as to the existence of any significant financial, accounting or reporting risks or exposures and the Company's plans to address such risks. Seek the auditor's judgment about the quality of the Company's accounting and reporting practices, including the clarity and accuracy of the Company's financial disclosures and the degree of aggressiveness or conservatism of the Company's accounting policies and underlying estimates; and

    . Review annual and quarterly Management's Discussion and Analysis of Financial Condition and Results of Operation with management and the external auditors.

  2. Annual Financial Reports

    . Review the annual financial statements and determine whether they are complete and consistent with the information known to Committee members, and assess through inquiry whether the financial statements reflect appropriate accounting principles;

    . Review all complex and/or unusual transactions such as restructuring charges and derivative disclosures which are material to the Company's financial statements;

    . Understand the basis for the Company's accounting in material, judgmental areas such as those involving valuation of assets and liabilities, including, for example, the accounting for and disclosure of obsolete or slow-moving inventory; warranty, product, and environmental liabilities; litigation reserves; and other commitments and contingencies;

    . Meet with management and the external auditors to review the financial statements and the results of the audit and other matters required to be communicated to the Committee by the external auditors under generally accepted auditing standards; and

    . Review management's handling of proposed audit adjustments identified by the external auditors.

  3. Interim Financial Statements

    . Gain an understanding as to how management develops and summarizes quarterly financial information and the extent to which the external auditors review quarterly financial information; and

    . Review with management and the external auditors the quarterly financial results of the Company before such results are released.

  4. Earnings Guidance

    . Discuss earnings press releases, as well as financial information and earnings guidance provided to analysts and rating agencies (this may be a discussion of types of information and presentations, rather than specific releases, information and guidance).

C. Review of Compliance

  . Review financial code of conduct and activities designed to ensure compliance, if applicable.

  . Review management reports on employee compliance, including compliance with the Foreign Corrupt Practices Act, to guard against significant conflicts of interest and dishonest, unethical or illegal activities;

  . If applicable, review the results of management's investigation and follow-up (including disciplinary action) on any fraudulent acts, unethical conduct, criminal conduct or accounting irregularities;

  . Be satisfied that compliance matters have been considered in the preparation of the financial statements; and

  . Review the findings of any examinations or reviews by regulatory agencies such as the Securities and Exchange Commission.

D. External Audit

  . Review the qualifications, performance, independence and quality controls of the external auditors, including the lead audit partner, and approve the appointment or discharge of the external auditors;

  . Develop procedures to prevent the engagement of external auditors to perform non-audit services proscribed by law or regulation;

  . Approve all engagements for non-audit services to be provided by external auditors;

  .  Review the external auditors' proposed audit scope and approach;

  .  Review and approve all audit fees of the external auditors;

  . Review and resolve any disagreements between management and the external auditors;

  . Set policies for hiring employees and former employees of the external auditors that comply with law, regulations and listing standards;

  . Review any "management letter" received from the external auditors and management's response; and

  . At least annually, obtain and review a report by the external auditors describing:

 --The external auditors' internal quality control procedures;

 --Any material issues raised by the most recent internal quality control review, or peer review, of the external auditors, or by any inquiry or investigation by governmental or professional authorities within the preceding five years, respecting one or more independent audits carried out by the external auditors' firm and any steps taken to deal with any such issues; and

 --All relationships between the external auditor and the Company (to assess the auditors' independence).

E. Other Responsibilities

  . Create an honest, fact-based avenue of communication among the independent auditors, financial and senior management, and the Board.

  . Ensure that significant findings and recommendations made by the external auditors are received and discussed on a timely basis;

  . Review, with the Company's counsel, any legal matters that could have a significant impact on the Company's financial statements;

  . If necessary, institute special investigations and, if appropriate, hire special counsel or experts to assist;

  .  Perform other oversight functions as requested by the full Board;

  . Review and reassess the adequacy of this charter on an annual basis and receive approval of changes from the Board;

  . Establish procedures for the receipt and treatment of complaints regarding accounting, internal controls or auditing matters, and the confidential anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters;

  .  Discuss policies with respect to risk assessment and risk management; and

  .  Evaluate the performance of the Audit Committee.

F. Reporting Responsibilities

  . Regularly update the Company's Board about Committee activities and make appropriate recommendations; and

  . Prepare its report for inclusion in the Company's annual proxy statement, as required by Securities and Exchange Commission regulations.

G. Authority

  . The Audit Committee shall have the authority to retain and obtain advice from legal, accounting or other advisors, as appropriate.

PROXY

CLASS A COMMON STOCK

                               ACTUANT CORPORATION

                ANNUAL MEETING OF SHAREHOLDERS--JANUARY 10, 2003

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     ROBERT C. ARZBAECHER and ANDREW G. LAMPEREUR, and each of them, are hereby authorized as Proxies, with full power of substitution, to represent and vote the Class A Common Stock of the undersigned at the Annual Meeting of Shareholders of Actuant Corporation, a Wisconsin corporation, to be held on Friday, January 10, 2003, or any adjournment thereof, with like effect as if the undersigned were personally present and voting, upon the matters indicated on the reverse side of this card.

     THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER SPECIFIED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED FOR ALL NAMES LISTED IN PROPOSAL 1 AND FOR PROPOSALS 2, 3 AND 4.

         IMPORTANT--THIS PROXY MUST BE SIGNED AND DATED ON THE REVERSE SIDE.

                           (Continued on Reverse Side)

--------------------------------------------------------------------------------

                               ACTUANT CORPORATION

            PLEASE MARK VOTES AS IN THIS EXAMPLE USING DARK INK ONLY. / /

The Board of Directors recommends a vote FOR each of the proposals below:


1.Election of Directors:                                For  Withhold  For All
  Robert C. Arzbaecher, Gustav H.P. Boel,               All     All    Except
  Bruce S. Chelberg, H. Richard Crowther,               //      //       //
  William K. Hall, Kathleen J. Hempel,
  William P. Sovey

  ________________________________________
  (INSTRUCTION: To withhold authority to vote for any individual nominee, write the name(s) of such nominee(s) above.)

2.To approve the Actuant Corporation 2002              For  Against  Abstain
  Stock Plan:                                           //     //      //

3.To approve the amendment to the Company's            For  Against  Abstain
  Outside Directors' Stock Option Plan:                 //     //      //

4.To approve the amendment to the Company's            For  Against  Abstain
  Restated Articles of Incorporation:                   //     //      //

5.In their discretion, upon such other business as may properly come before the Meeting or any adjournment thereof; all as set out in the Notice and Proxy Statement relating to the Meeting, receipt of which is hereby acknowledged.

Indicate changes below:
Address Change?   //         Name Change?   //
Check appropriate box
                             Date_______________________________________________

Signature(s)___________________________________________________________________

_______________________________________________________________________________

PLEASE SIGN PERSONALLY AS NAME APPEARS AT LEFT. When signing as attorney, executor, administrator, personal representative, trustee or guardian, give full title as such. If signer is a corporation, sign full corporate name by duly authorized officer. If stock is held in the name of two or more persons, all should sign.
--------------------------------------------------------------------------------
                              FOLD AND DETACH HERE

                             YOUR VOTE IS IMPORTANT!

            PLEASE VOTE, SIGN, DATE AND MAIL THE PROXY CARD PROMPTLY
                          USING THE ENCLOSED ENVELOPE.